For Immediate Release
     May 8, 2019

Aleris Reports First Quarter 2019 Results
CLEVELAND, Ohio – May 8, 2019 – Aleris Corporation today reported results for the three months ended March 31, 2019.

First Quarter Summary

▪	Net loss of $33 million compared to net income of $5 million in the first quarter of 2018

▪	Record first quarter Adjusted EBITDA of $85 million compared to $54 million in 2018

▪	Global aerospace volumes increased significantly, benefiting from multi-year contracts and continued growth in Asia Pacific

▪	Global automotive volumes up due to increased commercial shipments from North America automotive assets

▪	Favorable metal environment and improved rolling margins in North America

▪	Liquidity of approximately $384 million as of March 31, 2019

Second Quarter Outlook

▪	Second quarter 2019 segment income and Adjusted EBITDA expected to be higher sequentially and higher than the second quarter of 2018

▪	Global aerospace volumes expected to increase, continuing to benefit from our new multi-year contracts

▪	Commercial shipments from North America automotive assets expected to continue to grow based on committed volumes

▪	European automotive and heat exchanger end-uses showing signs of softness

▪	Favorable year-over-year metal spreads and rolling margins expected in North America

▪	Continued inflationary cost pressure expected

“We are off to a strong start this year with record first quarter Adjusted EBITDA, significant growth in aerospace and continued growth in commercial shipments from our new automotive assets in North America,” Sean Stack, Aleris Chairman and CEO said. “Following the hard work by our teams to ramp up the strategic investments we have made to serve these industries, it’s both exciting and rewarding to see these strong results. With our multi-year aerospace agreements in place and committed automotive volumes in North America, we expect to continue this momentum in the second quarter.”

	For the three months ended
	March 31, 2019	March 31, 2018
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons of finished product shipped	221	209
Revenue	$877	$802
Commercial margin (1)	$388	$325
Segment income	$102	$72
Net (loss) income	$(33)	$5
Adjusted EBITDA (1)	$85	$54
(1) See the attached tables for a reconciliation to the applicable GAAP measure.
First Quarter 2019 Results
Net loss was $33 million in the first quarter of 2019 compared to net income of $5 million in the first quarter of 2018. Adjusted EBITDA was a first quarter record of $85 million, up from $54 million in the first quarter of 2018. First quarter net loss and Adjusted EBITDA were affected by the following:

▪	improved rolling margins and favorable metal spreads increased Adjusted EBITDA approximately $31 million;

▪
a 6 percent increase in total volumes and an improved mix of products sold increased Adjusted EBITDA approximately $11 million. The volume increase included 81 percent and 47 percent increases in global automotive and global aerospace shipments, respectively. Shipments from our new North America automotive assets drove the increase in automotive volumes. Aerospace volumes benefited from a return to normal demand patterns and our multi-year supply agreements;

▪	inflation and costs previously considered start-up costs that were absorbed into Adjusted EBITDA combined to decrease Adjusted EBITDA approximately $15 million; and

▪	a stronger dollar favorably impacted Adjusted EBITDA by approximately $4 million.
In addition to the factors affecting Adjusted EBITDA discussed above, net loss was also favorably impacted by a $13 million decrease in start-up costs, as the North America autobody sheet (“ABS”) project at our Lewisport, Kentucky facility (the “North America ABS Project”) substantially exited the start-up phase during the third quarter of 2018 (substantially all of the costs previously considered start-up expense have been absorbed within Adjusted EBITDA).
These favorable changes to net loss were more than offset by:

▪
a $65 million unfavorable change in unrealized derivative gains (approximately $31 million of unrealized losses in the first quarter of 2019 compared to $34 million of unrealized gains in the first quarter of 2018). Unrealized derivative gains and losses are combined with realized gains and losses on a single line in our Consolidated Statements of Operations. The realized derivative gains and losses are generally included in Adjusted EBITDA;

▪	a $6 million increase in the tax provision;

▪	a $5 million increase in interest expense resulting primarily from increased borrowings related to the refinancing completed in the second quarter of 2018; and

▪	a $4 million increase in business development costs related to the Merger (discussed below).

In the first quarter of 2019, capital expenditures were $34 million compared to $30 million in the first quarter of 2018. We expect 2019 capital spending of approximately $120 million to $140 million excluding capitalized interest, including the amount spent through the first quarter of 2019.
As of March 31, 2019, Aleris had liquidity of approximately $384 million, which consisted of approximately $297 million of availability under our ABL Facility, $80 million of cash on hand and $7 million of cash restricted for the payment of the China Loan Facility. Both our borrowing base and ABL Facility utilization may fluctuate on a monthly basis due, in part, to changes in seasonal working capital and aluminum prices.
North America
North America segment income increased to $57 million in the first quarter of 2019 from $41 million in the first quarter of 2018. Segment Adjusted EBITDA increased to $50 million in the first quarter of 2019 from $34 million in the first quarter of 2018. Performance drivers for segment income and segment Adjusted EBITDA included:

▪	improved rolling margins combined with favorable metal spreads and scrap availability increased segment Adjusted EBITDA approximately $30 million;

▪
a 7 percent increase in volumes increased segment Adjusted EBITDA approximately $2 million. Automotive volumes were up significantly as shipments of autobody sheet from our Lewisport facility continue to increase and truck trailer volumes increased 25 percent on favorable demand. These increases were partially offset by a 34 percent decrease in distribution volumes as the Lewisport facility continues to shift capacity to ABS products, and a 9 percent decrease in building and construction volumes as we continue to see choppiness in the housing market;

▪
the volume increase described above was more than offset by an unfavorable year-over-year change in absorption of approximately $6 million. The prior year’s results benefited from an inventory build at our Lewisport facility as part of the automotive ramp-up which led to improved manufacturing cost absorption. As inventory levels have normalized, we did not recognize such favorable absorption in the current year period; and

▪
the absorption of costs that were previously considered start-up costs impacted Adjusted EBITDA approximately $11 million compared to the prior year period, and more than offset productivity in our continuous cast operations.

Europe
Europe segment income increased to $37 million in the first quarter of 2019 from $28 million in the first quarter of 2018. Segment Adjusted EBITDA increased to $36 million in the first quarter of 2019 from $27 million in the first quarter of 2018. Performance drivers for segment income and segment Adjusted EBITDA included:

▪
favorable product mix increased segment Adjusted EBITDA approximately $9 million. The favorable product mix resulted primarily from both a 28 percent increase in aerospace volumes and an improved mix of aerospace products sold. The increase in aerospace volumes more than offset 10 percent and 2 percent decreases in heat exchanger and automotive volumes, respectively, where we have seen some weakness in demand;

▪	cost inflation, primarily wages, decreased segment Adjusted EBITDA approximately $3 million; and

▪	a stronger U.S. dollar had a favorable impact on margins and the translation of U.S. denominated working capital balances, increasing segment Adjusted EBITDA approximately $3 million.

Asia Pacific
Asia Pacific segment income increased to $8 million in the first quarter of 2019 from $2 million in the first quarter of 2018. Segment Adjusted EBITDA increased to $9 million in the first quarter of 2019 from $2 million in the first quarter of 2018. The primary performance drivers for segment income and segment Adjusted EBITDA were an improved mix of products sold, resulting from a 128 percent increase in aerospace shipments, that increased segment Adjusted EBITDA approximately $5 million and the net impact of currency changes that increased segment Adjusted EBITDA approximately $1 million.
Potential Acquisition of Aleris Corporation
On July 26, 2018, we announced that we entered into a definitive agreement to be acquired by Novelis Inc., a subsidiary of Hindalco Industries Limited, for approximately $2.6 billion, including the assumption of the Company’s outstanding indebtedness (the “Merger”). The Merger is expected to close within fifteen months from the date of the definitive agreement, subject to customary regulatory approvals and closing conditions. There can be no assurance that the Merger will be consummated on the expected timing or at all.
Conference Call and Webcast Information
Aleris will hold a conference call and webcast on May 8, 2019 at 9:00 a.m. Eastern Time. Sean M. Stack, chairman and chief executive officer, and Eric M. Rychel, executive vice president, chief financial officer and treasurer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-870-4263 or 1-412-317-0790 (for international callers) and asking for the “Aleris call”. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about the Merger and our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,” “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volumes, industry trends, anticipated cost savings, anticipated benefits from new products, facilities, acquisitions or divestitures, projected results of operations, achievement of production efficiencies, capacity expansions, future prices and demand for our products and estimated cash flows and sufficiency of cash flows to fund operations, capital expenditures and debt service obligations, as well as statements regarding trade cases, tariffs and other future governmental actions. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the success of past and future acquisitions or divestitures; (3) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-uses, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (4) increases in the cost, or limited availability, of raw materials and energy; (5) our ability to enter into effective metal, energy and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (6) our ability to generate sufficient cash flows to fund our operations and capital expenditure requirements and to meet our debt obligations; (7) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry end-uses we serve; (8) our ability to retain the services of certain members of our management; (9) the loss of order volumes from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (12) variability in general economic or political conditions on a global or regional basis; (13) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (14) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (15) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (16) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed facilities; (17) our ability to access credit or capital markets; (18) the possibility that we may incur additional indebtedness in the future; (19) limitations on operating our business and incurring additional indebtedness as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under our outstanding indebtedness; (20) risks related to the Merger, including the possibility that the Merger may not be consummated; and (21) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin (collectively, the “Non-GAAP Measures”) as performance metrics and believes these measures provide additional information commonly used by the holders of the 2023 Junior Priority Notes and parties to our Term Loan Facility and the ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the credit agreement governing the Term Loan Facility and the indenture governing the 2023 Junior Priority Notes. Adjusted EBITDA, including the impact of metal price lag, is a component of certain financial covenants under the credit agreement governing the ABL Facility. Management also uses commercial margin as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss before interest income and expense, provision for and benefit from income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding metal price lag, unrealized gains and losses on derivative financial instruments, restructuring charges, currency exchange gains and losses on debt, stock-based compensation expense, start-up costs, loss on extinguishment of debt and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the credit agreement governing the Term Loan Facility and the indenture governing the 2023 Junior Priority Notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the ABL Facility also limits the amount of adjustments for restructuring charges and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag.

The Non-GAAP Measures, as we use them, may not be comparable to similarly titled measures used by other companies. We calculate the Non-GAAP Financial Measures by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance, and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, the Non-GAAP Financial Measures are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use the Non-GAAP Financial Measures in addition to, and not as an alternative for, net income and loss, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. The Non-GAAP Financial Measures have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.

Website Posting
We use our investor website (investor.aleris.com) as a channel of distribution of Company information. The information we post through this channel may be deemed material. Accordingly, investors should monitor this channel, in addition to following our press releases, Securities and Exchange Commission ("SEC") filings, and public conference calls and webcasts. The content of our website is not, however, a part of this press release.
About Aleris
Aleris is a privately held, global leader in aluminum rolled products production. Headquartered in Cleveland, Ohio, Aleris operates 13 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric M. Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions)

	For the three months ended
	March 31, 2019	March 31, 2018
Revenues	$877.0	$802.3
Cost of sales	799.0	739.8
Gross profit	78.0	62.5
Selling, general and administrative expenses	52.2	50.6
Restructuring charges	1.0	0.9
Losses (gains) on derivative financial instruments	6.7	(33.9)
Other operating expense, net	0.5	0.7
Operating income	17.6	44.2
Interest expense, net	39.3	33.8
Other expense, net	0.2	0.4
(Loss) income before income taxes	(21.9)	10.0
Provision for income taxes	11.5	5.4
Net (loss) income	$(33.4)	$4.6

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended
	March 31, 2019	March 31, 2018
Segment income:
North America	$57.0	$41.5
Europe	36.6	28.3
Asia Pacific	8.4	2.3
Total segment income	102.0	72.1

Depreciation and amortization	(34.6)	(34.7)
Other corporate general and administrative expenses	(14.9)	(11.2)
Restructuring charges	(1.0)	(0.9)
Interest expense, net	(39.3)	(33.8)
Unallocated (losses) gains on derivative financial instruments	(31.0)	33.7
Unallocated currency exchange gains	0.7	1.2
Start-up costs	(3.3)	(16.0)
Other expense, net	(0.5)	(0.4)
(Loss) income before income taxes	$(21.9)	$10.0

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended
	March 31, 2019	March 31, 2018
Metric tons of finished product shipped:
North America	127.8	119.5
Europe	85.9	85.4
Asia Pacific	8.7	6.4
Intra-entity shipments	(1.0)	(2.0)
Total metric tons of finished product shipped	221.4	209.3

Revenues:
North America	$490.0	$414.6
Europe	347.6	365.1
Asia Pacific	44.6	31.6
Intra-entity revenues	(5.2)	(9.0)
Consolidated revenues	$877.0	$802.3

Commercial margin(1):
North America	$209.1	$162.3
Europe	157.5	150.3
Asia Pacific	21.1	12.9
Total commercial margin(2)	$387.7	$325.4

Commercial margin per metric ton shipped:
North America	$1,636.7	$1,357.6
Europe	1,833.3	1,760.3
Asia Pacific	2,418.0	1,997.2

Segment Adjusted EBITDA(1):
North America(3)	$50.3	$34.1
Europe	35.8	26.9
Asia Pacific	8.6	2.1
Corporate	(10.0)	(9.5)
Total Adjusted EBITDA	$84.7	$53.6

Segment Adjusted EBITDA per metric ton shipped:
North America	$393.4	$285.1
Europe	416.4	315.1
Asia Pacific	990.6	333.6
Aleris Corporation	382.7	256.3

(1) See the following tables for a reconciliation to the applicable GAAP measure.
(2) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
(3) Segment Adjusted EBITDA excludes start-up operating expenses and losses incurred during the start-up period. For the three months ended March 31, 2019 and 2018, start-up costs were $3.3 million and $14.5 million, respectively.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	March 31, 2019	December 31, 2018
Current Assets
Cash and cash equivalents	$79.8	$108.6
Accounts receivable, net	414.0	308.8
Inventories	762.7	772.9
Prepaid expenses and other current assets	37.0	62.7
Total Current Assets	1,293.5	1,253.0
Property, plant and equipment, net	1,370.9	1,395.0
Intangible assets, net	32.0	32.5
Deferred income taxes	60.2	60.2
Other long-term assets	60.5	38.7
Total Assets	$2,817.1	$2,779.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$352.2	$374.8
Accrued liabilities	173.5	198.1
Current portion of long-term debt	23.5	21.9
Total Current Liabilities	549.2	594.8
Long-term debt	2,017.0	1,906.4
Deferred revenue	61.6	65.0
Deferred income taxes	3.3	0.9
Accrued pension benefits	160.6	163.7
Accrued postretirement benefits	29.3	29.6
Other long-term liabilities	59.3	46.1
Total Long-Term Liabilities	2,331.1	2,211.7
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized; 32,380,867 shares issued at March 31, 2019 and December 31, 2018	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	431.8	431.8
Retained deficit	(325.6)	(292.2)
Accumulated other comprehensive loss	(169.7)	(167.0)
Total Equity	(63.2)	(27.1)
Total Liabilities and Equity	$2,817.1	$2,779.4

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended
	March 31, 2019	March 31, 2018
Operating activities
Net (loss) income	$(33.4)	$4.6
Adjustments to reconcile net (loss) income to net cash used by operating activities:
Depreciation and amortization	34.6	34.7
Provision for deferred income taxes	2.2	1.6
Stock-based compensation expense	—	0.3
Unrealized losses (gains) on derivative financial instruments	30.8	(33.7)
Amortization of debt issuance costs	2.3	0.7
Other	(0.7)	(0.4)
Changes in operating assets and liabilities:
Change in accounts receivable	(108.4)	(84.4)
Change in inventories	5.8	(60.9)
Change in other assets	(3.9)	(18.4)
Change in accounts payable	(9.8)	44.9
Change in accrued and other liabilities	(32.0)	76.1
Net cash used by operating activities	(112.5)	(34.9)
Investing activities
Payments for property, plant and equipment	(33.7)	(30.1)
Other	—	(0.2)
Net cash used by investing activities	(33.7)	(30.3)
Financing activities
Proceeds from revolving credit facilities	136.3	133.9
Payments on revolving credit facilities	(11.3)	(90.0)
Payments on term loan	(2.8)	—
Net payments on other long-term debt and finance leases	(4.5)	(3.8)
Net cash provided by financing activities	117.7	40.1
Effect of exchange rate differences on cash, cash equivalents and restricted cash	(0.1)	1.9
Net decrease in cash, cash equivalents and restricted cash	(28.6)	(23.2)
Cash, cash equivalents and restricted cash at beginning of period	115.6	108.0
Cash, cash equivalents and restricted cash at end of period	$87.0	$84.8

Cash and cash equivalents	$79.8	$79.1
Restricted cash (included in “Prepaid expenses and other current assets”)	7.2	5.7
Cash, cash equivalents and restricted cash	$87.0	$84.8

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net (Loss) Income and Cash Flows Used by Operating Activities
(unaudited)
(in millions)

	For the three months ended
	March 31, 2019	March 31, 2018
Adjusted EBITDA	$84.7	$53.6
Unrealized (losses) gains on derivative financial instruments	(30.9)	33.7
Restructuring charges	(1.0)	(0.9)
Unallocated currency exchange gains on debt	0.7	1.1
Stock-based compensation expense	—	(0.3)
Start-up costs	(3.3)	(16.0)
Favorable metal price lag	7.4	9.0
Other	(5.6)	(1.7)
EBITDA	52.0	78.5
Interest expense, net	(39.3)	(33.8)
Provision for income taxes	(11.5)	(5.4)
Depreciation and amortization	(34.6)	(34.7)
Net (loss) income	(33.4)	4.6
Depreciation and amortization	34.6	34.7
Provision for deferred income taxes	2.2	1.6
Stock-based compensation expense	—	0.3
Unrealized losses (gains) on derivative financial instruments	30.8	(33.7)
Amortization of debt issuance costs	2.3	0.7
Other	(0.7)	(0.4)
Change in operating assets and liabilities:
Change in accounts receivable	(108.4)	(84.4)
Change in inventories	5.8	(60.9)
Change in other assets	(3.9)	(18.4)
Change in accounts payable	(9.8)	44.9
Change in accrued and other liabilities	(32.0)	76.1
Net cash used by operating activities	$(112.5)	$(34.9)

Aleris Corporation

Reconciliation of Segment Income to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended
	March 31, 2019	March 31, 2018
North America
Segment income	$57.0	$41.5
Favorable metal price lag	(6.8)	(7.4)
Segment Adjusted EBITDA (1)	$50.3	$34.1

Europe
Segment income	$36.6	$28.3
Favorable metal price lag	(0.8)	(1.4)
Segment Adjusted EBITDA (1)	$35.8	$26.9

Asia Pacific
Segment income	$8.4	$2.3
Unfavorable (favorable) metal price lag	0.2	(0.2)
Segment Adjusted EBITDA (1)	$8.6	$2.1

(1) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.

Aleris Corporation

Reconciliation of Revenues to
Commercial Margin
(unaudited)
(in millions)

	For the three months ended
	March 31, 2019	March 31, 2018
North America
Revenues	$490.0	$414.6
Hedged cost of metal	(274.1)	(244.9)
Favorable metal price lag	(6.8)	(7.4)
Commercial margin	$209.1	$162.3

Europe
Revenues	$347.6	$365.1
Hedged cost of metal	(189.3)	(213.4)
Favorable metal price lag	(0.8)	(1.4)
Commercial margin	$157.5	$150.3

Asia Pacific
Revenues	$44.6	$31.6
Hedged cost of metal	(23.7)	(18.5)
Unfavorable (favorable) metal price lag	0.2	(0.2)
Commercial margin	$21.1	$12.9

Aleris Corporation
Revenues	$877.0	$802.3
Hedged cost of metal	(481.9)	(467.9)
Favorable metal price lag	(7.4)	(9.0)
Commercial margin	$387.7	$325.4